EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157095, 333-149027, 333-120886, 333-132411 and 333-140563 on Form S-8 of our report relating to the consolidated financial statements of Monolithic Power Systems, Inc. (the “Company”) dated February 26, 2009, which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109, and our report relating to the effectiveness of the Company’s internal control over financial reporting dated February 26, 2009, appearing in this Annual Report on Form 10-K of Monolithic Power Systems, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

San Jose, California

February 26, 2009